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                                                                    Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement of Northwest Pipe Company on Form S-8 of our report dated February 7, 1998, except for Note 18, for which the date is March 6, 1998, on our audits of the consolidated financial statements and financial statement schedule of Northwest Pipe Company and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in the Annual Report on Form 10-K of Northwest Pipe Company for the year ended December 31, 1997.


                               /s/ PricewaterhouseCoopers LLP

                               PricewaterhouseCoopers LLP


Portland, Oregon
September 21, 1998